Execution Version

EXHIBIT 10.1

Certain information has been excluded from this Exhibit 10.1 because it (i) is not material and (ii) is the type that Hallador Energy Company treats as private or confidential. Brackets with triple asterisks denote omissions. [***]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) dated as of May 30, 2026 (the “Effective Date”), is entered into by and between Energy World Corporation Ltd. (company number ACN 009 124 994), a company incorporated in Australia with its principal place of business at 151 Hollywood Road, Suite 16, Sheung Wan, Hong Kong (“Seller”) and HALLADOR ENERGY COMPANY, a corporation organized under the laws of Colorado with its principal place of business at 1183 E. Canvasback Dr., Terre Haute, Indiana 47802 (“Buyer,” each of Buyer and Seller a “Party” and together the “Parties”).

RECITALS

A.Seller, directly or through one or more Affiliates, is the owner of two (2) Siemens SGT6-5000F gas turbine packages and one (1) SST6-5000 steam turbine package and related equipment and spare parts (as more specifically defined herein, the “Equipment”).

B.Seller desires to sell the Equipment to Buyer and Buyer desires to purchase the Equipment from Seller subject to and in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be fully bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

“Additional Work” has the meaning ascribed to it in Section 4.2(b).

“Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control”, “controlled by” and “under common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Allocation Schedule” has the meaning ascribed to it in Section 3.8.

“AML Laws” has the meaning ascribed to it in Section 8.4.

“Anti-Corruption Laws” has the meaning ascribed to it in Section 8.2.

“Baseline Restoration Estimate” means the SGT6-5000F5 and SGEN6-1000A Refurbishment Budgetary Package dated May 4, 2026 provided by Siemens to Seller setting forth Siemens’ estimate of the anticipated scope of work and the aggregate cost to perform such work, as set forth on Exhibit A.

“Bill of Sale” means a bill of sale with respect to the Equipment, executed and delivered by Seller (or the applicable Affiliate of Seller) to Buyer, in substantially the form attached hereto as Exhibit B.

“Business Day” means any Day other than a Saturday, Sunday or holiday in the State of New York.

“Buyer Group” means Buyer, Buyer’s Affiliates, contractors and suppliers of any tier, and shareholders, members, directors, officers, managers, employees, and other personnel of all of them, and any person acting on their behalf.

“Buyer Taxes” means all taxes, duties, fees (including customs clearance fees, customs brokerage fees, port charges and inspection fees), or other charges of any nature (including ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, tariffs, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), other than Seller Taxes, imposed by any Governmental Authority subsequent to the deposit of the Endorsed BOL into escrow pursuant to Section 5.1(b) and due to the execution or performance of this Agreement or the payment for the Equipment or the import of the Equipment.

“Claim” means any claim, liability, loss, demand, damage, cost, Encumbrance, cause of action of any kind, obligation, requirement, clean-up costs, penalty, fine, judgment, interest, and award, including but not limited to damage, liability, and investigation and cleanup costs related to Hazardous Materials, whether arising by law, contract, tort (including negligence), voluntary settlement or in any other manner.  For indemnification Claims involving damage to property, “Claim” also includes the cost of removal of lost or damaged property.

“Confidential Information” has the meaning ascribed to it in Section 13.4.

“Conformity Assessment” means a written determination by Siemens, issued to Buyer and Seller prior to the expiration of the Inspection and Refurbishment Period, setting forth (a) the scope of work that Siemens determines is necessary to bring the Inspected Units into conformity with the Siemens Operating Specifications, and (b) Siemens’ determination of the costs required to perform such work. If no work is required to bring the Inspected Units into conformity with the Siemens Operating Specifications, the Conformity Assessment shall so state.

“Contract Price” has the meaning ascribed to it in Section 3.1.

“Day” means a calendar day and shall include Saturdays, Sundays and holidays.

“Delivered” or “Delivery” means that the applicable Equipment has been placed on board the applicable carrying vessel at the Gas Turbine FOB Point in accordance with FOB (Gas Turbine FOB Point) Incoterms® 2020, as applicable, and has cleared all export customs requirements in all cases, including export clearance from the Philippine Bureau of Customs, such that such Equipment may be exported from the respective jurisdiction.

“Designated Accounting Firm” means Grant Thornton LLP or an independent internationally recognized accounting firm that is mutually agreed upon by Buyer and Seller.

“Disclosing Party” has the meaning ascribed to it in Section 13.4.

“Dispute” has the meaning ascribed to it in Section 11.1.

“Disputed Amount” means an amount that a Party has, in good faith and based on a reasonable belief that such amount is not properly payable, disputed by written notice to the other Party and the Escrow Agent delivered within five (5) Business Days after the certification to be delivered by Seller in accordance with Section 3.4(d)(i) or the certification to be delivered by Seller in accordance with Section 3.4(d)(ii), as applicable. Such notice shall (a) specify the specific dollar amount disputed; (b) identify the specific element of the calculation of the amount to be released to which the disputing Party objects; (c) sets forth the factual basis for the dispute, including reference to specific documents, dates, calculations, or Siemens determinations; and (d) attach or specifically identify any supporting documentation on which Buyer relies. The Parties agree that “Disputed Amount” shall not include determinations made by Siemens as described Section 4.2(b) absent manifest error.

“Effective Date” has the meaning ascribed to it in the preamble hereof.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right of interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer, or retention arrangement) having similar effect or any other encumbrance or security interest giving preferential rights to a third party (or an agreement, or commitment to create any of the same).

“Endorsed BOL” means the full set of originals of the Negotiable Bill of Lading with respect to each Gas Turbine, endorsed by Seller's authorized representative signing the reverse of each original Negotiable Bill of Lading, either in blank or to Buyer's order, consistent with customary practice for negotiable ocean bills of lading.

“Enhancement Work” has the meaning ascribed to it in Section 4.2(b).

“Equipment” means, collectively, the Gas Turbines and the Steam Turbine.

“Equipment Documentation” means all agreements, manuals, maintenance records and inspection reports with respect to the Equipment set forth in Attachment 3.

“Escrow Agent” means Old National Bank.

“Escrow Agreement” means the Escrow Agreement by and among Seller, Turtle Creek Equipment, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Buyer, and Escrow Agent, dated of even date herewith.

“Event of Default” has the meaning ascribed to it in Section 10.1.

“Excused Delay” has the meaning ascribed to it in Section 2.5(d).

“Export Approvals” has the meaning ascribed to it in Section 6.3.

“Force Majeure” has the meaning ascribed to it in Section 7.1.

“Gas Turbines” means two (2) SGT6-5000F gas turbine packages and related equipment, including the two related generators and all related spare parts, components, and items, all as more particularly described in Attachment 1, and excluding the distributed control system.

“Gas Turbine Completion” has the meaning ascribed to it in Section 2.2.

“Gas Turbine Delay Liquidated Damages” has the meaning ascribed to it in Section 2.5.

“Gas Turbine FOB Point” means Port of Pagbilao (PHPGB), Philippines, being the port at which the Gas Turbines are loaded by Seller on board the carrying vessel.

“Gas Turbine Delivery Deadline” has the meaning ascribed to it in Section 2.4.

“Governmental Authority” means any federal, national, state, regional, municipal or local governmental or quasi-governmental authority or regulatory department, agency, legislative, judicial or administrative body, taxing authority or other governmental or quasi-governmental authority in any jurisdiction having jurisdiction over any Party or the performance of the obligations set forth in this Agreement.

“Hazardous Material” means any chemical substance, product, waste, or other material which is, or becomes identified, listed, published, regulated, or defined as, or which shows the characteristics of, a hazardous substance, hazardous waste, hazardous material, toxic substance or other regulatory term, including oil and associated waste or byproducts and components, petroleum hydrocarbons and associated waste or byproducts and components, produced water, polychlorinated biphenyls, naturally occurring radioactive materials, and asbestos, or which is otherwise regulated or restricted under any applicable Law or by any governmental entity, or which may otherwise cause, contribute to, or result in an adverse impact to the environment or an environmental obligation.

“Holdback Amount” has the meaning ascribed to it in Section 3.4(d)(i).

“Inspected Units” has the meaning ascribed to it in Section 4.2(a).

“Inspection and Refurbishment Period” has the meaning ascribed to it in Section 4.2(a).

“Inspection Site” means, collectively, (a) the facilities owned and operated by Siemens located in Charlotte, North Carolina (the “Turbine Inspection Site”), and (b) the facilities owned and operated by Siemens located in Memphis, Tennessee (the “Generator Inspection Site”).

“Inspections” means the inspections to be performed by Siemens with respect to the Inspected Units as set forth in Section 4.2(a).

“Laws” means all applicable laws, statutes, regulations, rules, authorizations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

“Lenders” has the meaning ascribed to it in Section 3.5(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Negotiable Bill of Lading” means, with respect to any shipment of Equipment, the original negotiable ocean bill of lading issued “to order” by the ocean carrier upon loading of the applicable Equipment on board the carrying vessel at the Gas Turbine FOB Point.

“OFAC” has the meaning ascribed to it in Section 8.3.

“Party” means Seller or Buyer and Parties mean both of them.

“Payment Schedule” means the payment schedule set forth at Section 3.3.

“Person” means an individual, corporation, company, state, statutory corporation, government entity or any other legal entity.

“Prudent Industry Practices” means those practices, methods, standards, specifications and procedures generally recognized and accepted by the international power generation and heavy industrial equipment industries as good, safe and prudent engineering and operational practices in connection with the handling, preservation, packaging, storage and transportation of gas and steam turbine equipment and related components, as such practices, methods, standards, specifications and procedures may be updated from time to time, including (a) the applicable recommendations, specifications and guidelines of the original equipment manufacturer, (b) the standards and guidelines published by recognized international standards organizations (including the International Organization for Standardization (ISO) and the American Society of Mechanical Engineers (ASME)), and (c) all applicable Laws.

“Receiving Party” has the meaning ascribed to it in Section 13.4.

“Removal and Transportation Work” means the scope of work required to (a) remove the assembled portions of the Gas Turbines, (b) package, label and load for transportation all of the Gas Turbines, and (c) transport the Gas Turbines from the Site to the applicable Inspection Sites.  The allocation of costs associated with the Removal and Transportation Work shall be as set forth in Article V.

“Restoration Costs” has the meaning ascribed to it in Section 4.2(b).

“Restoration Work” means all work necessary to complete the Siemens Scope and the Additional Work, if any.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Sanctions” has the meaning ascribed to it in Section 8.3.

“Sanctioned Country” has the meaning ascribed to it in Section 8.3.

“Seller Delay LD Cap” has the meaning ascribed to it in Section 2.5(b).

“Seller Group” means Seller, Seller’s Affiliates, contractors and suppliers of any tier, and shareholders, members, directors, officers, managers, employees, and other personnel of all of them, and any person acting on their behalf.

“Seller Liability Cap” has the meaning ascribed to it in Section 9.1(a).

“Seller Restoration Cap” has the meaning ascribed to it in Section 4.2(c)(iv).

“Seller Taxes” means any and all corporate and individual taxes that are measured by net income or profit imposed by any Governmental Authority on Seller, due to the execution or performance of this Agreement or the payment for the Equipment, and all taxes, duties, fees (including customs clearance fees, customs brokerage fees, port charges and inspection fees), or other charges of any nature (including ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, tariffs, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), imposed by any Governmental Authority prior to the deposit of the Endorsed BOL into escrow pursuant to Section 5.1(b) and due to the execution or performance of this Agreement or the export of the Gas Turbines.

“Seller’s Insurance Policies” means any insurance policies of Seller or Seller Group, through which insurance coverage is presently or has previously been provided, in any way relating to the applicable Equipment.

“Siemens” means Siemens Energy, Inc. and its Affiliates, collectively.

“Siemens Operating Specifications” means those specifications applicable to net electric energy output, emissions and other operating parameters of the Gas Turbines as warranted by Siemens pursuant to the Siemens Supply Agreements, as set forth in Attachment 4.

“Siemens Payment Obligations” means those outstanding payment obligations related to the Steam Turbine arising under or in connection with the Siemens Supply Agreements, set forth on Attachment 6.

“Siemens Payment Release” means written confirmation from Siemens that all Siemens Payment Obligations have been completed and paid in full.

“Siemens Scope” has the meaning ascribed to it in Section 4.2(a).

“Siemens Supply Agreements” means (a) that certain Contract for the supply of two (2) Gas Turbine Packages SGT6-5000F for the Pagbilao Power Plant Project between Energy World Corporation LTD., Hong Kong and Siemens Energy, Inc. dated October 12, 2012, together with Deed of Assignment dated November 9, 2015, from Energy World Corporation Ltd. to Energy World Power Operations Philippines Inc., and (b) that certain Contract for the supply of one (1) Steam Turbine Package SST6-5000 between Energy World Corporation Ltd., Hong Kong and Siemens Energy, Inc. dated March 6, 2014, with respect to the supply of one (1) SST6-5000 steam turbine package [together with any amendments, supplements or ancillary agreements related thereto].

“Site” means the industrial site in Isla Grande, Pagbilao Quezon, 4302 Philippines owned and operated by Seller or a member of Seller Group.

“Steam Turbine” means one (1) SST6-5000 steam turbine package and related equipment, including all related spare parts, components, and items, as more particularly described in Attachment 2, and excluding the distributed control system, generators, and the heat recovery steam generator.

“Steam Turbine Completion” has the meaning ascribed to it in Section 2.3.

“Steam Turbine Drop-Dead Date” means the date that is four (4) months after the Effective Date, as such date may be extended on a day-for-day basis for delays attributable to Force Majeure.

“Steam Turbine Termination Payment” has the meaning ascribed to it in Section 2.3.

“Third Party Payment Documentation” means written invoices, purchase orders, or other agreements documenting Seller's obligations to the applicable third parties.

“Tranche 1” has the meaning ascribed to it in Section 3.4(d)(i).

“Tranche 2 Release” has the meaning ascribed to it in Section 3.4(d)(ii).

1.2Interpretation.

(a)All references in this Agreement to Exhibits, Articles and Sections refer to the corresponding Exhibits, Articles and Sections of or to this Agreement, unless expressly provided otherwise. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(b)All Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section.  The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.  The word

“including” as used herein means “including without limitation” and does not limit the preceding words or terms.

(d)The Parties acknowledge that they and their counsel have reviewed and revised this Agreement, and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

(e)Reference to the singular includes a reference to the plural and vice versa.

(f)References to all dollars in any form shall be a reference to the lawful currency from time to time of the United States of America.

(g)Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)References to a Person shall include that Person’s successors and permitted assigns, and words denoting natural persons shall include any other Person.

(i)References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement, flow from this Agreement, or that would not have arisen or occurred but for the entering into this Agreement, or the performance of or failure to perform obligations under this Agreement.

(j)If a conflict exists between the terms and conditions of this Agreement and a Bill of Sale, the terms and conditions of this Agreement will prevail to the extent of the conflict.

ARTICLE II

PURCHASE AND SALE

2.1General.  Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Equipment.

2.2Gas Turbine Completion.  Completion of the sale and purchase of the Gas Turbines (“Gas Turbine Completion”) shall occur when all of the following conditions have been satisfied:

(a)Buyer has made all payments then due under the Payment Schedule on or prior to Gas Turbine Completion, and the final payment has been deposited into escrow;

(b)	The Gas Turbines have been Delivered;

(c)The Endorsed BOL has been released from escrow to Buyer in accordance with Section 3.4(c);

(d)Good and marketable title to each Gas Turbine has been transferred to Buyer in accordance with Section 5.3, free and clear of all Encumbrances;

(e)	Siemens has performed all Inspections and Restoration Work for each Gas Turbine;

(f)Seller has provided Buyer with copies of the Equipment Documentation with respect to the Gas Turbines or otherwise made such Equipment Documentation available to Buyer; and

(g)Seller has delivered the Bill of Sale to Buyer with respect to the Gas Turbines.

2.3Steam Turbine Completion.  Completion of the sale and purchase of the Steam Turbine (“Steam Turbine Completion”) shall occur when all of the following conditions have been satisfied:

(a)Buyer has made payments to Seller in accordance with the Payment Schedule that are allocated to the Steam Turbine on the Allocation Schedule;

(b)Seller has paid Siemens the amount necessary to receive the Siemens Payment Release, or caused such payments to be made to Siemens, and has delivered to Buyer the Siemens Payment Release;

(c)All components of the Steam Turbine have been placed into storage at a location selected by Buyer for storage at Buyer’s cost;

(d)Seller has delivered to Buyer the Bill of Sale executed by Seller (or the applicable Affiliate of Seller) transferring good and marketable title to the Steam Turbine to Buyer free and clear of all Encumbrances; provided that the Parties acknowledge and agree that delivery of the Bill of Sale shall occur at such time as Seller determines in Seller’s sole and absolute discretion; and

(e)Seller has provided Buyer with copies of the Equipment Documentation with respect to the Steam Turbine or otherwise made such Equipment Documentation available to Buyer.

If Steam Turbine Completion has not occurred on or before the Steam Turbine Drop-Dead Date, Seller may, by written notice to Buyer delivered at any time after the Steam Turbine Drop-Dead Date and prior to Steam Turbine Completion, terminate this Agreement solely with respect to the Steam Turbine. Upon any such termination, (A) Seller shall pay Buyer, as liquidated damages and not as a penalty, an amount equal to Ten Thousand U.S. Dollars ($10,000) (the “Steam Turbine Termination Payment”), and (B) title to the Steam Turbine shall be retained by Seller, or automatically revert to and re-vest in Seller, as the case may be, free and clear of all Encumbrances arising by, through or under Buyer, and Seller shall assume possession and risk of loss of the Steam Turbine.  Buyer shall promptly execute and deliver to Seller such bills of sale, endorsements of Negotiable Bills of Lading, and other instruments of transfer as Seller may reasonably request to effectuate such reversion of title.  Following such termination Seller shall not have any further rights or obligations hereunder with respect to the Steam Turbine Completion other than the payment as set forth above, and Buyer shall have no further obligation or liability with respect to the Steam Turbine, including any storage, insurance, transportation, or Siemens-related obligations. Such termination shall not affect the Parties’ rights and obligations with respect to the Gas Turbines.  The Parties agree that following payment of the Steam Turbine Termination

Payment, all obligations hereunder related to the Steam Turbine shall terminate and be of no further force or effect and no Party shall have any liability to the other related to the Steam Turbine.  Any liquidated damages payable under this Section 2.3 represent a reasonable estimate of Buyer’s damages resulting from such failure and shall not constitute a penalty.

2.4Delivery Schedule. Seller shall cause the Gas Turbines to be Delivered on or before August 31, 2026 (the “Gas Turbine Delivery Deadline”). Seller shall promptly notify Buyer in writing if Seller becomes aware of any circumstance that is reasonably likely to result in a delay in Delivery beyond the Gas Turbine Delivery Deadline and provide a good faith estimate of the revised delivery date.

2.5Delay Liquidated Damages.

(a)If any Gas Turbine has not been Delivered on or before the Gas Turbine Delivery Deadline (as such deadline may be extended for Excused Delays under Section 2.5(d)), Seller shall pay to Buyer, as liquidated damages and not as a penalty, an amount equal to One Hundred Seventy Five Thousand U.S. Dollars (U.S. $175,000) per Day for each Day, or portion thereof, of delay in Delivery (the “Gas Turbine Delay Liquidated Damages”). Notwithstanding anything to the contrary in the foregoing, in the event that Siemens accepts the Equipment at the applicable Inspection Sites and performs the inspections and completes the Restoration Work in accordance with Section 4.2 on or before March 31, 2027 (which date shall not be subject to adjustment for any reason, including Force Majeure), then Seller shall not owe Buyer any Gas Turbine Delay Liquidated Damages.  The Parties acknowledge that the Gas Turbines are intended to be shipped together as a single consignment. Accordingly, Gas Turbine Delay Liquidated Damages shall be calculated based on the delay in Delivery of the last Gas Turbine to be Delivered, regardless of whether one or both Gas Turbines are delayed. Delay Liquidated Damages shall not accrue concurrently or be multiplied on account of multiple Gas Turbines being delayed.

(b)Seller’s aggregate liability for Gas Turbine Delay Liquidated Damages shall not exceed five percent (5%) of the Contract Price in the aggregate (the “Seller Delay LD Cap”).

(c)Delay Liquidated Damages shall be paid, first, from escrow in accordance with Section 3.4(d)(ii) upon release of the final payment under the Payment Schedule and, second, by Seller to Buyer in the event that the amount in escrow is insufficient to pay all Delay Liquidated Damages, within ten (10) Business Days following the date that all funds are distributed from escrow in accordance with Section 3.4(d)(ii). Buyer shall have no right to otherwise draw on escrow or withhold from any earlier payment for Delay Liquidated Damages.

(d)The Gas Turbine Delivery Deadline will be extended and no Delay Liquidated Damages shall accrue during any period of (collectively, an “Excused Delay”):

(i)Force Majeure;

(ii)any act or omission of Buyer or any member of the Buyer Group that directly causes a delay in Seller’s performance or an impediment to Seller's Delivery of the Gas Turbines; and

(iii)any delay arising from or attributable to (a) Buyer’s failure to make any payment when due under this Agreement prior to Delivery (whether paid directly to an applicable third party, to Seller, or by deposit into escrow) or (b) Escrow Agent’s failure to transmit any payment as and when due in accordance with the Escrow Agreement, including any downstream delay in Seller’s performance, shipping arrangements, or third party obligations that results from such delayed payment.  If Buyer or Escrow Agent fails to make or transmit such a payment when due, Seller shall be entitled to suspend performance of the activity that was to occur as a result of such payment, until such payment has been made or transmitted, and no such period of suspension or any resulting delay shall be counted toward any accrual of Delay Liquidated Damages.

ARTICLE III

CONTRACT PRICE

3.1Contract Price. The purchase price for the Equipment shall be Three Hundred Fifty Million U.S. Dollars ($350,000,000) (the “Contract Price”), subject to any adjustments expressly provided herein, and shall be payable by Buyer to Seller in accordance with Section 3.2 and the Payment Schedule as set forth in Section 3.3.

3.2Escrow Account; Payment Mechanics.

(a)Escrow Releases. The Escrow Agent shall release amounts held in escrow as follows in accordance with the terms of the Escrow Agreement:

(i)routine milestone releases to Seller or to third parties at Seller’s request pursuant to Section 3.4 shall occur automatically upon delivery to the Escrow Agent of Seller’s certification, with reasonable supporting documentation in accordance with Section 3.4, that the applicable milestone has been achieved, without any requirement for Buyer’s instruction, consent, or approval;

(ii)routine milestone releases to Buyer pursuant to Section 3.3 shall occur automatically upon delivery to the Escrow Agent of Buyer’s certification, with reasonable supporting documentation, that the applicable milestone has been achieved, without any requirement for Seller’s instruction, consent, or approval;

(iii)non-standard releases shall require joint written instructions of the Parties; and

(iv)releases following any Event of Default by either Party shall be made in accordance with Section 10.2(b).

The Escrow Agreement shall provide that the Escrow Agent shall release funds in accordance with the criteria set forth in this Agreement and the Escrow Agreement, without regard to instructions from Buyer, Seller or Turtle Creek that are inconsistent with such criteria. The Escrow Agent's role under this Agreement and the Escrow Agreement is procedural. The Escrow Agent shall not be required to evaluate the substantive accuracy of any Party's certification or calculation, the merits of any Disputed Amount, or whether any objective condition has been satisfied beyond what is reasonably ascertainable from the documents delivered to it.

(b)Escrow Fees and Interest. Each Party shall bear one-half of the Escrow Agent’s fees and expenses. All interest accrued on amounts held in escrow shall be used first to pay the Escrow Agent’s fees and expenses and any remaining amounts shall follow the principal amount on which such interest accrued; accordingly, upon release of any escrow amount to a Party, the corresponding accrued interest on such amount shall be released to such Party less amounts used to pay the Escrow Agent’s fees and expenses. In the event that the interest accrued on amounts held in escrow is insufficient to cover the accrued fees that are due and payable under the Escrow Agreement at any time, the Parties shall each pay their respective portion of the Escrow Agent’s fees as and when provided under the Escrow Agreement.  References to “escrow” in this Agreement shall mean the escrow account subject to the Escrow Agreement and held by the Escrow Agent.

3.3Payment Schedule.  The Contract Price shall be paid by Buyer to Seller in accordance with this Section 3.3. Each payment shall be made in U.S. dollars and deposited into escrow except as otherwise expressly indicated below. Amounts payable under this Agreement and not paid into escrow shall be made by wire transfer in U.S. dollars in immediately available funds for the account of the applicable Party to an account or accounts as such recipient Party designates in writing, or to applicable third parties as contemplated herein.

(a)Initial Payment.  Within one (1) Business Day after the Effective Date, Buyer shall deposit into escrow an amount equal to Twenty Million U.S. Dollars ($20,000,000) (the “Initial Payment”), less any amounts that, at Seller’s election, are paid by Buyer directly to third parties upon Buyer’s receipt from Seller of Third Party Payment Documentation (accompanied by reasonable supporting documentation and wire instructions). Such third party payments shall be limited to those relating to the performance of Seller’s obligations hereunder as set forth in Attachment 6.

(b)Payment #2.  On or before July 3, 2026, Buyer shall deposit into escrow an amount equal to Fifteen Million U.S. Dollars ($15,000,000) (“Payment #2”), less any amounts that, at Seller’s election, are paid by Buyer directly to third parties upon Buyer’s receipt from Seller of Third Party Payment Documentation (accompanied by reasonable supporting documentation and wire instructions). Such third party payments shall be limited to those relating to the performance of Seller’s obligations hereunder as set forth in Attachment 6.

(c)Payment #3.  On or before the fifth (5th) Business Day after the later to occur of: (i) August 31, 2026, and (ii) the date on which Delivery of the Gas Turbines occurs, Buyer shall deposit into escrow an amount equal to Fifty Million U.S. Dollars ($50,000,000) (“Payment #3”).

(d)Payment #4.  Buyer shall deposit Two Hundred Sixty Five Million U.S. Dollars ($265,000,000) (“Payment #4”) into escrow on or before the later of (i) September 30, 2026, or (ii) the fifth (5th) Business Day after Delivery of the Gas Turbines.

(e)Independent Obligations.  Each escrow deposit is an independent payment obligation under this Agreement, subject to the cure and termination provisions in Section 10.2(a), and all amounts released from escrow shall include any accrued interest thereon in accordance with Section 3.2(b). Buyer shall be liable for any act, omission, or failure to act of Turtle Creek with respect to the Escrow Agreement and shall cause Turtle Creek to comply with the terms of the Escrow Agreement. Any failure by Turtle Creek to perform any obligation under the Escrow Agreement or an act or omission of Turtle Creek that constitutes a breach of the Escrow Agreement shall constitute a default by Buyer under this Agreement.

3.4Releases from Escrow.

(a)Releases to Third Parties.  The Escrow Agreement shall require the Escrow Agent to release portions of the Initial Payment and Payment #2 to third parties as and when requested by Seller, upon Seller’s submission to the Escrow Agent (with a copy to Buyer) of Third Party Payment Documentation (accompanied by reasonable supporting documentation and wire instructions as required in accordance with the Escrow Agreement).  Such third party payments shall be limited to those relating to the performance of Seller’s obligations hereunder as set forth in Attachment 6.

(b)Release of Initial Payment, Payment #2 and Payment #3. At such time that (i) Seller deposits the Endorsed BOL into escrow in accordance with Section 5.1(b); (ii) Seller has obtained the Siemens Payment Release and provided reasonable documentation of the same to the Escrow Agent (with a copy to Buyer), and (iii) either (A) all third party payments relating to the performance of Seller’s obligations hereunder as set forth in Attachment 6 have been made or (B) Seller has submitted the Third Party Payment Documentation required for Third Party Releases as contemplated in Section 3.4(a) to the Escrow Agent with respect to any such third party payments then remaining to be made, the Escrow Agent shall release any portion of the Initial Payment, Payment #2 and Payment #3 then held in escrow as follows: (1) to any third parties identified in Attachment 6 (or to other third parties as Buyer may approve in writing, such approval not to be unreasonably withheld) to the extent any amounts owed to such third parties relating to the performance of Seller's obligations hereunder remain unpaid and Seller has delivered Third Party Payment Documentation in accordance with Section 3.4(a) for such payments to the Escrow Agent (with a copy to Buyer); and (2) the remaining balance to Seller.  Nothing in this Section 3.4(b) restricts the payment of any third party payments by Buyer directly under Section 3.3, or by the Escrow Agent from escrow to such third parties in accordance with the foregoing.

(c)Release of Endorsed BOL.  The Endorsed BOL shall be released from escrow to Buyer concurrently with the deposit of Payment #4 into escrow.

(d)Release of Payment #4.

(i)Tranche 1 (Conformity Assessment). At such time that Seller submits a certification to the Escrow Agent (with a copy to Buyer) confirming Siemens’ delivery of the Conformity Assessment in accordance with Section 4.2(b), and setting forth Seller’s calculation of the amount, if any, by which the sum of (A) Seller’s share of the Restoration Costs, calculated in accordance with Section 4.2(c), plus (B) the aggregate amount of any accrued Gas Turbine Delay Liquidated Damages, exceeds One Hundred Thirty Two Million Five Hundred Thousand U.S. Dollars ($132,500,000) (collectively, the “Holdback Amount”), the Escrow Agent shall release an amount to Seller equal to the sum of One Hundred Thirty Two Million Five Hundred Thousand U.S. Dollars ($132,500,000) less the Holdback Amount (such sum, “Tranche 1”). Notwithstanding the foregoing, in the case of a Disputed Amount arising with respect to the Tranche 1 release, the undisputed portion of the Tranche 1 release shall be released to Seller. Any Disputed Amount shall be retained in escrow pending resolution in accordance with Article XI.

(ii)Tranche 2 (Gas Turbine Completion). The remaining balance of Payment #4, including any amounts not released to Seller pursuant to Section 3.4(d)(i) that are not Disputed Amounts, shall be released from escrow as follows: at such time that Seller submits a certification to the Escrow Agent (with a copy to Buyer) confirming that all conditions to Gas Turbine Completion set forth in Section 2.2 have been satisfied and setting forth Seller's calculation of the amounts to be released, the Escrow Agent shall release (collectively, the “Tranche 2 Release”): (A) an amount equal to the sum of (1) Seller’s share of the Restoration Costs, (2) any Gas Turbine Delay Liquidated Damages due and payable hereunder in accordance with Section 2.5, and (3) the Steam Turbine Termination Payment, if applicable, to Buyer; and (B) the remaining balance of the escrow account to Seller. Notwithstanding the foregoing, in the case of a Disputed Amount arising with respect to the Tranche 2 Release, the undisputed portion of the Tranche 2 Release shall be released to the Parties in accordance with the foregoing, and any Disputed Amount with respect to Tranche 1 that has not been resolved as of the date of the Tranche 2 Release, together with any Disputed Amount that arises with respect to the Tranche 2 Release, shall be retained in escrow pending resolution in accordance with Article XI.

If notice of a Disputed Amount is not provided in accordance with the definition thereof, or if a Party that has noticed a Disputed Amount fails to initiate dispute resolution procedures in accordance with Section 11.1 within ten (10) Business Days after delivery of the notice of a Disputed Amount, the Escrow Agent shall release such disputed amount to the Party originally entitled to such amount upon notice to the Escrow Agent from the non-disputing Party of such event, without prejudice to the noticing Party’s continuing rights or remedies under this Agreement.

3.5Financing Cooperation.

(a)Lender Requirements.  Seller acknowledges that the transactions contemplated under this Agreement are being partly financed by lenders.  Seller agrees to reasonably cooperate with Buyer in responding to requests from Buyer’s lenders providing financing for the acquisition of the Equipment (the “Lenders”) as is customary for a financing of this type, including responding to due diligence requests, which may involve knowledgeable representatives of Seller participating in due diligence calls with the Lenders, and other requests for information, documents or data in Seller’s possession and control.  In no event shall Seller be required to pay any costs or expenses of Buyer or the Lenders in connection with any such financing, nor shall Seller be required to incur any third party costs (other than that of its legal counsel or other professional advisors that Seller elects to engage or consult with) in connection with the performance of its obligations under this Section 3.5.

(b)Information and Documentation.  Without limiting the generality of Section 3.5(a), Seller acknowledges that the Lenders may reasonably request (i) certified copies, of any corporate charter and by-laws, resolutions, incumbency certificates with respect to Seller and any of its Affiliate’s that hold title to any Equipment, (ii) a consent to receive service of process in all applicable jurisdictions and such other items as such Lenders may reasonably request; (iii) evidence that Seller has obtained any necessary export clearances for the Gas Turbines, including all ancillary equipment, to be exported from the Philippines, and that Seller, or its applicable Affiliate, holds title to the Equipment free and clear of all Encumbrances; and (iv) documentation and information as is required by any of the Lenders with respect to the proper and ethical operation of Seller’s businesses, including assurances to the effect that Seller and its Affiliates are in compliance with Sections 8.2, 8.3 and 8.4.

(c)No Financing Contingency. Buyer’s ability to obtain financing shall not be a condition to Buyer’s obligations under this Agreement, and any failure or delay by Buyer to obtain financing shall not excuse Buyer’s performance hereunder.

3.6Late Payments. Each Party shall owe to the other Party, at a rate per annum equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum non-usurious rate allowed under applicable Law, on all amounts not timely paid in accordance with this Agreement.

3.7Withholding Tax. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law; provided, however, that (a) absent a change in Law after the date hereof, the Parties agree that no U.S. federal income taxes shall be withheld by Buyer so long as Seller provides a validly executed IRS Form W-8BEN-E to Buyer, and (b) Buyer shall provide Seller with written notice of its intent to withhold at least ten (10) days prior to Gas Turbine Completion or Steam Turbine Completion, as applicable, with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by applicable Law. To the extent that any amount is so withheld and paid over to the appropriate Governmental Authority by Buyer, (i) such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and (ii) Buyer shall provide to Seller, as promptly as practicable (and in any event within ten (10) days) after withholding such amount, evidence reasonably satisfactory to Seller that such withheld amount has been paid to the appropriate Governmental Authority.

3.8Allocation of Contract Price. Within thirty (30) days after the later of the date of Gas Turbine Completion or Steam Turbine Completion, Seller shall deliver a schedule allocating the Contract Price (including any amounts treated as consideration for the Equipment for tax purposes) (the “Allocation Schedule”) among the applicable Equipment. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and in a manner consistent with Attachment 5. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within ten (10) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within forty-five (45) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Designated Accounting Firm. The Designated Accounting Firm shall render its determination within thirty (30) days of its engagement. The fees and expenses of the Designated Accounting Firm in determining the final Allocation Schedule shall be borne equally by Seller and Buyer. Seller and Buyer agree to file all tax returns in accordance with the Allocation Schedule as finalized pursuant to this Section 3.8.

ARTICLE IV

INFORMATION, REMOVAL, TRANSPORTATION, INSPECTION AND RESTORATION

4.1Equipment Information.  Buyer acknowledges and agrees that Buyer has received sufficient information to identify the Equipment referenced in this Agreement. All descriptions set forth in this Agreement and all information furnished by Seller to Buyer before, on, or after the Effective Date concerning the Equipment including the Equipment Documentation, have been and will be furnished for Buyer’s convenience and have not constituted and will not constitute a representation or warranty of any kind by Seller; provided that Seller shall use reasonable efforts to ensure any such information is accurate and shall notify Buyer if Seller becomes aware that any such information is not accurate.

4.2Equipment Inspection; Restoration.  The provisions of this Section 4.2 shall apply solely with respect to the Gas Turbines.  Seller has made the Baseline Restoration Estimate available to Buyer.

(a)Inspection and Refurbishment Period.  For purposes of this Section 4.2, references to the “Gas Turbines” shall mean only the core gas turbine units (including rotor and stator components) and the associated generators (collectively, the “Inspected Units”), and shall exclude all ancillary components, spare parts, and other Equipment not subject to inspection, testing, or refurbishment by Siemens.  The gas turbines comprising the Inspected Units shall be delivered to the Turbine Inspection Site and the generators comprising the Inspected Units shall be delivered to the Generator Inspection Site. Commencing on the date that the gas turbine components of the Inspected Units and the generator components of the Inspected Units have arrived at their respective Inspection Sites (i.e., the later of the date of arrival of the gas turbines at the Turbine Inspection Site and the date of arrival of the generators at the Generator Inspection Site), Buyer shall cause Siemens to perform the disassembly, inspection, and refurbishment of the gas turbine core components (including rotor and stator) and the associated generator center-line components as set forth in the Scope of Supply identified in the Baseline Restoration Estimate (the “Siemens Scope”) and to provide the Conformity Assessment (as defined and described below) as promptly as possible. The estimated time for completion of the Siemens Scope is thirteen (13) weeks from arrival of all components at their respective Inspection Sites (such period as actually taken to complete the Siemens Scope, the “Inspection and Refurbishment Period”). Buyer shall require Siemens to coordinate its work across both Inspection Sites and to keep Buyer and Seller reasonably informed of the progress thereof. Each of the Parties shall have the right to have representatives present to observe Siemens’ work at each Inspection Site, subject to the requirements of Siemens and the conditions of the applicable Inspection Site. The Siemens Scope does not include any inspection, testing, or refurbishment of ancillary components or other Equipment not manufactured by Siemens or not included in the Siemens Scope.

(b)Conformity Assessment; Additional Work. If, in the course of Siemens’ initial inspection of the Inspected Units, Siemens identifies additional findings, conditions, or work required to bring the Inspected Units into conformity with the Siemens Operating Specifications that are outside the Siemens Scope (any such additional work, the “Additional Work”), then Buyer shall require Siemens to issue a written notice to Seller and Buyer (the “Conformity Assessment”) setting forth (i) a description of the Additional Work, and (ii) Siemens’ determination of the costs required to perform the Additional Work (such costs, together with the Baseline Restoration Estimate, collectively, the “Restoration Costs”).  The Additional Work shall be strictly limited to work necessary to bring the Inspected Units into conformity with the Siemens Operating Specifications as originally warranted by Siemens at the time of original delivery pursuant to the Siemens Supply Agreements, and shall not include any enhancements, upgrades, modifications, life-extension work or other improvements beyond such specifications (any such enhancements, upgrades, modifications, life-extension work, or other improvements, collectively, the “Enhancement Work”).  Any Enhancement Work desired by Buyer shall be arranged and performed by Buyer directly with Siemens at Buyer’s sole cost and expense and shall not constitute Restoration Work or Restoration Costs for purposes of this Agreement.  If at any point during the Inspection and Refurbishment Period Siemens identifies additional findings, conditions, or work required to bring the Inspected Units into conformity with the Siemens Operating Specifications that are beyond those identified in the Conformity Assessment, then such additional work shall also be deemed to be Additional Work for all purposes hereunder and the Conformity Assessment shall be amended accordingly by Siemens change order or other documentation. The Parties hereby stipulate that Siemens’ determination of the scope of the Additional Work and the Restoration Costs as set forth in the Conformity Assessment (including as it may be amended pursuant to the prior sentence) is conclusive and binding on the Parties, absent manifest error. Any determination of conformity or non-conformity with the Siemens Operating Specifications applies solely to the Inspected Units (including the gas turbine core components and associated generators) and does not apply to any ancillary components or other Equipment not subject to the Siemens Scope.

(c)Allocation of Restoration Costs.  The Restoration Costs shall be allocated between the Parties as follows:

(i)Buyer shall bear and pay the Restoration Costs up to an amount equal to twenty two million dollars ($22,000,000);

(ii)to the extent of any Restoration Costs that exceed twenty two million dollars ($22,000,000) but do not exceed forty four million dollars ($44,000,000), Buyer shall pay fifty percent (50%) and Seller shall pay (fifty percent (50%) of all such Restoration Costs;

(iii)to the extent the Restoration Costs exceed forty-four million dollars ($44,000,000), Seller shall bear and pay such excess; and

(iv)notwithstanding any provision hereof to the contrary, Seller’s aggregate liability for Restoration Costs hereunder shall in no event exceed Three Hundred Fifteen Million Dollars ($315,000,000) (the “Seller Restoration Cap”).

Seller’s share of the Restoration Costs payable pursuant to clauses (ii) and (iii) shall be released to Buyer from escrow in accordance with Section 3.4(d)(ii). The allocation of Restoration Costs under this Section 4.2(c) shall apply solely to the Restoration Costs as determined in the

Conformity Assessment (including as amended pursuant to Section 4.2(b)), and shall not apply to any Enhancement Work, the costs of which shall be borne solely by Buyer.

(d)Damage During Shipment. Notwithstanding the allocation of Restoration Costs in Section 4.2(c), if Siemens determines that any portion of the Restoration Costs is attributable to damage, deterioration, or other condition of the Equipment that arose after the deposit of the Endorsed BOL into escrow in accordance with Section 5.3 (whether during ocean transit, inland transport, storage, or otherwise), then such portion of the Restoration Costs shall be borne by Buyer and shall not be allocated to Seller under Section 4.2(c) or counted toward the Seller Restoration Cap, except to the extent that such damage, deterioration or other condition is attributable to any fault or negligence of Seller or any member of the Seller Group in disassembling, packing or loading the Gas Turbines.

4.3Completion of Restoration Work; No Right of Rejection; Exclusive Remedy.  Buyer shall be solely responsible for arranging and completing the Restoration Work directly with Siemens at Buyer’s sole cost and expense, subject to the allocation of Restoration Costs set forth in Section 4.2(c).  Buyer acknowledges and agrees that, following the Effective Date, Buyer shall have no right to terminate this Agreement or reject the Gas Turbines on account of the results of the Inspections, any Conformity Assessment, or the scope or cost of any Restoration Work.  The remedies set forth in Section 4.2(c), including the release of Seller’s share of the Restoration Costs to Buyer in accordance with Section 3.4(d)(ii), shall constitute Seller’s sole and exclusive liability, and Buyer’s sole and exclusive remedy, with respect to any Conformity Assessment or Restoration Work.

4.4Siemens Facilitation. Seller shall use reasonable efforts to facilitate Buyer’s direct engagement with Siemens for the performance of the Restoration Work and any Enhancement Work, including (a) providing introductions and facilitating communications between Buyer and Siemens, (b) consenting to the assignment or novation to Buyer of any rights under the Siemens Supply Agreements that are necessary or useful for the performance of the Restoration Work, to the extent such assignment or novation is permitted under the Siemens Supply Agreements and does not impose any additional cost or liability on Seller, (c) providing Buyer with copies of such portions of the Siemens Supply Agreements and related technical documentation as are necessary for Buyer’s arrangement and Siemens’ completion of the Restoration Work, subject to any confidentiality restrictions binding on Seller, (d) making such payments as necessary to Siemens to obtain the Siemens Payment Release and (e) cooperating with Buyer in good faith to obtain from Siemens such warranties, guarantees or performance commitments with respect to the Restoration Work as may be available. Notwithstanding the foregoing, (i) Seller shall have no obligation to amend, modify or supplement the Siemens Supply Agreements, and (ii) Seller makes no representation or warranty as to the willingness or ability of Siemens to perform the Restoration Work or any Enhancement Work or to enter into any direct contractual relationship with Buyer.

ARTICLE V

SEQUENCE OF EVENTS; RISK OF LOSS; TITLE TRANSFER; SHIPMENT

5.1Sequence of Events.  The transactions as contemplated under this Agreement shall occur in the following sequence:

(a)First Two Payments.  Buyer makes the Initial Payment and Payment #2 in accordance with Section 3.3(a) and (b).

(b)Delivery.  Seller causes the Gas Turbines to be cleared for export and loaded on board the carrying vessel at the Gas Turbine FOB Point in accordance with the definition of the term “Delivery” and Section 2.4.

(c)Risk of Loss Transfers to Buyer. Risk of loss with respect to the Gas Turbines passes from Seller to Buyer in accordance with Section 5.2.

(d)Payment #3.  Buyer makes Payment #3 in accordance with Section 3.3(c).

(e)Endorsement and Deposit of Endorsed BOL into Escrow. Seller endorses the Negotiable Bills of Lading, creating the Endorsed BOL, and deposits the Endorsed BOL into escrow in accordance with Section 5.3.

(f)Release of Initial Payment, Payment #2, and Payment #3. The Initial Payment, Payment #2, and Payment #3 shall be released from escrow to third parties or to Seller in accordance with Section 3.4(b).

(g)Deposit of Payment #4 into Escrow; Release of Endorsed BOL to Buyer. Buyer deposits Payment #4 into escrow in accordance with Section 3.3(d). Concurrently with such deposit, the Endorsed BOL is released from escrow to Buyer in accordance with Section 3.4(c).

(h)Title Transfers to Buyer. Title to the Gas Turbines and Steam Turbine passes from Seller to Buyer in accordance with Section 5.3.

(i)Release of Payment #4.  Payment #4 is released in two tranches, the first upon receipt of the Conformity Assessment from Siemens, the second upon Gas Turbine Completion, each in accordance with Section 3.4(d).

5.2Risk of Loss. Risk of loss with respect to the Gas Turbines passes from Seller to Buyer upon Delivery. With respect to the Steam Turbine, risk of loss passes to Buyer concurrently with transfer of title to the Steam Turbine in accordance with Section 5.3.

5.3Transfer of Title. Title to the Gas Turbines shall pass from Seller to Buyer, free and clear of all Encumbrances, upon release of the Endorsed BOL from escrow to Buyer in accordance with Section 3.4(c). Seller shall deposit the Endorsed BOL into escrow at such time as Payment #3 is made in accordance with Section 3.3(c). With respect to the Steam Turbine, title shall pass to Buyer upon delivery by Seller (or the applicable Affiliate of Seller) to Buyer of the Bill of Sale, free and clear of all Encumbrances.

5.4Shipment; Expenses.

(a)Seller shall, at Seller’s expense, cause the Gas Turbines to be disassembled, removed, packaged, labeled and Delivered. Seller shall procure the issuance of a Negotiable Bill of Lading with respect to each shipment of Equipment upon loading and shall retain the full set of originals thereof until delivery of the Endorsed BOL into escrow in accordance with Section 5.3.

(b)Prior to loading of the Gas Turbines on board the applicable carrying vessel(s) at the Gas Turbine FOB Point, Seller shall, at Seller’s sole cost and expense, cause the Gas Turbines to be properly prepared, preserved and packaged for ocean transportation in accordance with (i) the applicable recommendations and specifications of the original equipment manufacturer, (ii) Prudent Industry Practices, (iii) requirements of any insurer providing marine cargo insurance with respect to the Equipment in accordance with Section 5.6, and (iv) all applicable Laws and regulations governing the packaging and shipment of such equipment. Without limiting the generality of the foregoing, Seller shall ensure that all components of the Gas Turbines are adequately protected against corrosion, moisture, mechanical damage and vibration during transit, and that all packages, crates and containers are of sufficient strength and construction to withstand normal handling and ocean transportation conditions. Seller shall provide Buyer with a detailed packing list identifying each package, crate or container, its contents, dimensions and weight, no later than ten (10) Business Days prior to the estimated date of loading of each shipment at the Gas Turbine FOB Point.

5.5Shipment of Gas Turbines to Inspection Site.

(a)Buyer shall, at Buyer’s sole cost and expense, (which shall not constitute a portion of the Contract Price), arrange and pay directly to the applicable third-party providers (i) ocean carriage of the Gas Turbines from the Gas Turbine FOB Point to the applicable Inspection Sites (with the Gas Turbines to be delivered to the Turbine Inspection Site and the generators to be delivered to the Generator Inspection Site), (ii) all inland transportation (including U.S. rail), unloading, and storage from and after the time that Buyer takes title to the Gas Turbines pursuant to Section 5.3 through delivery to the applicable Inspection Sites, and (iii) marine cargo insurance in accordance with Section 5.8.

(b)Buyer shall remain solely responsible for all import taxes, duties, tariffs, fees, and other charges in connection with the import of the Gas Turbines as set forth in Section 6.2, and Seller shall remain solely responsible for all export taxes, duties, tariffs, fees, and other charges required for the export of the Gas Turbines as set forth in Section 6.2.

5.6Steam Turbine Shipment. Buyer shall, at Buyer’s sole cost, expense and risk (subject to the allocation of risk of loss set forth in Section 5.2), arrange and pay for storage and, as applicable, the shipment, of the Steam Turbine from and after the date that Buyer takes title to the Steam Turbine pursuant to Section 5.3, including all ocean carriage, freight, inland transportation, import and export customs clearance, customs brokerage fees, consular fees, tariffs, import and export duties, port charges, inspection fees, unloading, storage, insurance and all other charges, levies, fees, taxes or expenses of any nature imposed by any Governmental Authority or otherwise incurred in connection with the export, transportation, transit, transshipment, import or delivery of the Steam Turbine and Buyer shall be responsible for all such costs, duties, fees or similar described in the foregoing that relate to the importation or exportation of the Steam Turbine Equipment, including with respect to all import and export customs clearance. All Buyer Taxes and other taxes, duties, tariffs, fees and charges of any kind arising out of or in connection with the shipment or import of the Steam Turbine incurred from and after the date that Buyer takes title to the Steam Turbine pursuant to Section 5.3, shall be borne solely by Buyer.

5.7Seller’s Insurance. Seller shall obtain and maintain Seller’s Insurance Policies providing for liability and property damage insurance covering the Equipment and the activities of Seller at the Site or relating to the Equipment prior to Delivery of such Equipment as customary in accordance with Prudent Industry Practices. Buyer acknowledges and agrees that (a) after Delivery of the Equipment, all rights or Claims, whether or not known, which may arise under or with respect to Seller’s Insurance Policies, will be retained by Seller; and (b) no Claims regarding any matters whatsoever, whether arising from events occurring prior to, at or after Gas Turbine Completion may be made against or with respect to Seller’s Insurance Policies by Buyer or Buyer Group.

5.8Buyer’s Insurance. From and after Delivery of the Gas Turbines to Buyer until Gas Turbine Completion, Buyer shall, to the extent commercially available, procure and maintain, at Buyer’s sole cost and expense, “all risks” property insurance covering the Equipment (including during ocean transit, inland transport, storage, inspection, and refurbishment at the Inspection Sites or elsewhere) in an amount not less than one hundred ten percent (110%) of the Contract Price. Such insurance shall include marine cargo insurance covering, to the extent commercially available, all war risks, strikes, riots, and civil commotions during ocean transit. Such insurance shall: (i) be placed with insurers rated with either an “A- (A minus)” or better by Best’s Insurance Guide Ratings with a financial category of “VIII” or better, or otherwise reasonably acceptable to Seller; (ii) name Seller and Seller Group as additional insureds as their interests may appear; (iii) provide for at least thirty (30) Days’ prior written notice to Seller of cancellation, non-renewal, or material modification; and (iv) be on terms and conditions consistent with Prudent Industry Practices for the ocean transportation, storage, and refurbishment of heavy industrial equipment. Buyer shall provide Seller with certificates of insurance evidencing such coverage no later than five (5) Business Days prior to the estimated date of Delivery, and thereafter upon Seller’s reasonable request.

ARTICLE VI

COMPLIANCE WITH LAWS

6.1Compliance With Laws. Each of Buyer and Seller shall comply with all Laws applicable to each Party’s obligations in the performance of this Agreement.

6.2Import and Export Obligations.  (a) Buyer shall be solely responsible for all costs, expenses, risks and Buyer Taxes associated with any import of the Gas Turbines whether as contemplated by this Agreement or thereafter, including all customs clearance expenses, customs brokerage fees, consular fees, tariffs, import duties, port charges, inspection fees, and any other charges, levies or fees imposed by any Governmental Authority in connection with the import, transit or transshipment of the Equipment, (b) Seller shall be solely responsible for all costs and expenses associated with export customs clearance of the Gas Turbines in the Philippines; (c) Buyer shall be solely responsible for the preparation and filing of all import documentation required by applicable Laws with respect to the Gas Turbines and Seller shall be solely responsible for the preparation and filing of all export documentation required by applicable Laws with respect to the Gas Turbines.  Each Party shall use commercially reasonably efforts to cooperate with the other Party in connection with the export and import clearance of the Gas Turbines, as the case may be, including by providing such information and documentation as may be reasonably required by the applicable Governmental Authorities. Buyer shall be solely responsible for all costs and expenses associated with export and import customs clearance of the Steam Turbine as may be required from and after the date on which Buyer takes title to the Steam Turbine pursuant to Section 5.3.

6.3Export Licenses and Governmental Approvals. Each Party shall be responsible for obtaining, at its own cost and expense, all licenses, permits, consents and approvals of any Governmental Authority required under applicable Laws for the performance of its respective obligations under this Agreement, including any export licenses, re-export licenses, technology transfer approvals, end-user certificates, or other governmental authorizations required under the export control and trade regulations of the United States (including the Export Administration Regulations (EAR) administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations (ITAR) administered by the U.S. Department of State), the European Union, the Republic of the Philippines, the Commonwealth of Australia, and any other applicable jurisdiction (collectively, “Export Approvals”). Without limiting the generality of the foregoing, (a) Seller shall be responsible for obtaining all Export Approvals required for the export of the Gas Turbines from the Philippines, (b) Buyer shall be responsible for obtaining all Export Approvals required for the import of the Gas Turbine at the applicable Inspection Site, and (c) Buyer shall be responsible for obtaining any Export Approvals required with respect to the Steam Turbine from each applicable jurisdiction of origin from and after the date on which Buyer takes title to the Steam Turbine. Each Party shall cooperate with the other Party and provide such information and documentation as may be reasonably necessary to obtain any required Export Approvals. Each Party shall promptly notify the other Party in writing if it becomes aware that any required Export Approval has been denied, revoked, suspended or made subject to conditions that may materially affect the transactions contemplated by this Agreement. Neither Party shall export, re-export, transfer or otherwise dispose of any Equipment or technical data related thereto in violation of applicable export control Laws.

6.4Seller Taxes.  Seller shall be responsible for any and all Seller Taxes. If Buyer is required to pay any Seller Taxes under applicable Law, Seller shall, within ten (10) Days after presentation of Buyer’s invoice for such Seller Taxes, pay to Buyer an amount equal to the Seller Taxes paid or payable by Buyer.  If Seller claims an exemption from any Seller Taxes, Seller shall provide Buyer with a tax exemption certificate acceptable to Buyer and the applicable taxing Governmental Authority.

6.5Buyer Taxes.  Buyer shall be responsible for any and all Buyer Taxes.  If Seller is required to pay any Buyer Taxes under applicable Law, Buyer shall, within ten (10) Days after presentation of Seller’s invoice for such Buyer Taxes, pay to Seller an amount equal to the Buyer Taxes paid or payable by Seller.  If Buyer claims an exemption from any Buyer Taxes, Buyer shall provide Seller with a tax exemption certificate acceptable to Seller and the applicable taxing Governmental Authority.

6.6Tax Matters.  Notwithstanding anything to the contrary in this Agreement:

(a)all Buyer Taxes shall be borne by Buyer, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the applicable Governmental Authority or other third party. Buyer shall, at its own expense, timely file any certificate, return, or other document with respect to such Buyer Taxes or fees (and Seller shall cooperate with respect thereto as necessary); provided, however, that with respect to any such payment and filing obligations for which Seller is liable under applicable Law and which cannot be shifted from Seller to Buyer under applicable Law (including United States state sales and use taxes), Seller shall pay such Buyer Taxes and Buyer shall promptly reimburse Seller for such Buyer Taxes and the costs and expenses incurred by Seller in connection therewith; and

(b)all Seller Taxes shall be borne by Seller, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the applicable Governmental Authority or other third party. Seller shall, at its own expense, timely file any certificate, return, or other document with respect to such Seller Taxes or fees (and Buyer shall cooperate with respect thereto as necessary); provided, however, that with respect to any such payment and filing obligations for which Buyer is liable under applicable Law and which cannot be shifted from Buyer to Seller under applicable Law, Buyer shall pay such Seller Taxes and Seller shall promptly reimburse Buyer for such Seller Taxes and the costs and expenses incurred by Buyer in connection therewith.

ARTICLE VII

FORCE MAJEURE

7.1Defined. With the exception of the payment of amounts due and payable hereunder, neither Party shall be considered to be in default in the performance of any of its obligations under this Agreement, when and to the extent failure of performance of any such obligation shall be due to Force Majeure.  “Force Majeure” means any event which is not within the reasonable control of the Party affected and with the exercise of due diligence could not reasonably be prevented, avoided or removed by such Party, which actually causes the Party claiming that Force Majeure occurred to be delayed, in whole or in part, or unable, using commercially reasonable efforts, to partially or wholly perform its obligations under this Agreement (other than any obligation for the payment of money) including: hurricanes; tornadoes; lightning; earthquakes; floods; or other natural calamities; seizure of the Equipment by any Governmental Authority; acts of war or public disorders; insurrection; sabotage; epidemic; terrorist acts; rebellion; explosions or fires arising from lightning or other causes; or, strikes or labor disputes.

7.2Responsibilities.  If either Party shall rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of any of its obligations under this Agreement, then such Party shall: (a) provide written notice within forty-eight (48) hours, and in any event provide prompt written notice to the other Party of the occurrence of the event or condition giving an estimation of its expected duration, the cost of any remedial action, and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all  reasonable efforts to mitigate or limit damages to the other Party to the extent that such action will not adversely affect its own interests; and (e) provide written notice within forty-eight (48) hours, and in any event provide prompt written notice, to the other Party of the cessation of the event or condition giving rise to such Party’s excuse from performance.  The burden of proof shall be on the Party asserting excuse from performance due to an event of Force Majeure.

7.3Effect of Event of Force Majeure.  Notwithstanding anything herein to the contrary, upon delivery of the notice specified in Section 7.2 hereof, the performance of the obligations of the Party affected by the event of Force Majeure shall be suspended, but only to the extent, and for so long as, the performance of such obligations is affected by the event of Force Majeure, including any after-effects thereof.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

8.1Mutual.  Each Party represents and warrants to the other Party as of the Effective Date that:

(a)It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(b)It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize the foregoing.

(c)The execution, delivery and performance in the preceding paragraph (b) do not violate or conflict with any applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets. No consent, approval, waiver or authorization is required to be obtained from any person or entity (including any governmental authority) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(d)Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

(e)There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that does or is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement. To its knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit or proceeding.

(f)It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement.

(g)It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.

(h)(i) As to Seller only, except for Seller’s liability (if any) to Jefferies, LLC and TCBI Securities, Inc. dba Texas Capital Securities under a separate written agreement (for which Seller is solely responsible), it has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Agreement and (ii) as to Buyer only, Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Agreement.

8.2Compliance with Anti-Corruption Laws. As of the Effective Date, each Party represents and warrants that neither it nor any of its Affiliates, nor any of their respective directors, officers, employees, agents or other Persons acting on their behalf, has, in connection with the negotiation, execution or performance of this Agreement, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money or anything of value to (i) any official, employee or agent of any Governmental Authority, (ii) any political party or candidate for political office, or (iii) any other Person, in each case for the purpose of influencing any act or decision of such Person in order to obtain or retain business or secure any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”). Each Party covenants that it shall not, and shall cause its Affiliates and their respective directors, officers, employees, agents and other Persons acting on their behalf not to, take any action in connection with this Agreement that would constitute a violation of any Anti-Corruption Laws.

8.3Sanctions. As of the Effective Date, each Party represents and warrants that neither it nor any of its Affiliates, nor any of their respective directors, officers or employees, is a Person that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or the Australian Department of Foreign Affairs and Trade (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (each, a “Sanctioned Country”). Each Party covenants that it shall not, directly or indirectly, use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person.

8.4Anti-Money Laundering. As of the Effective Date, each Party represents and warrants that it is in compliance with, and covenants that it shall remain in compliance with, all applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act, the USA PATRIOT Act, the Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006, and any applicable anti-money laundering Laws of the jurisdictions in which such Party operates (collectively, “AML Laws”). Each Party shall promptly notify the other Party in writing if it becomes aware of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any potential violation of AML Laws in connection with this Agreement.

8.5Seller Title Warranty. Seller represents and warrants to Buyer that Seller or an Affiliate of Seller has sole valid legal title to the Equipment and Seller will cause title to the Equipment to be transferred to Buyer free and clear of all Encumbrances.

8.6Disclaimer.  BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EQUIPMENT AND SELLER’S RIGHTS IN AND TO THE EQUIPMENT DOCUMENTATION ARE BEING SOLD “AS IS, AND WITH ALL FAULTS”, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, WHETHER IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

ARTICLE IX

LIMITATION OF LIABILITY

9.1Limitation of Liability.

(a)OVERALL LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL SELLER AND ITS AFFILIATES BE LIABLE, INDIVIDUALLY OR IN THE AGGREGATE, TO BUYER OR BUYER GROUP FOR ANY DAMAGES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, COSTS, EXPENSES, INDEMNIFICATION OBLIGATIONS, OR CREDITS TOWARD THE CONTRACT PRICE IN EXCESS OF TWENTY FIVE PERCENT (25%) OF THE CONTRACT PRICE (THE “SELLER LIABILITY CAP”), REGARDLESS OF THE LEGAL THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THE SELLER LIABILITY CAP SHALL NOT APPLY TO: (I) LIABILITIES RESULTING FROM SELLER’S FRAUD OR WILLFUL MISCONDUCT, (II) SELLER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.2(B) WITH RESPECT TO THIRD-PARTY CLAIMS THAT ARE OTHERWISE INDEMNIFIABLE HEREUNDER, OR (III) ANY BREACH OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SECTION 8.5, INCLUDING ANY FAILURE BY SELLER TO TRANSFER GOOD AND MARKETABLE TITLE TO BUYER FREE AND CLEAR OF ALL ENCUMBRANCES.  IN NO EVENT SHALL SELLER’S OBLIGATIONS WITH RESPECT TO PAYMENT OF RESTORATION COSTS IN ACCORDANCE WITH SECTION 4.2(C) BE COUNTED OR CREDITED TOWARDS THE SELLER LIABILITY CAP, AND THE SELLER’S LIABILITY CAP SHALL NOT APPLY TO OR LIMIT THE SELLER RESTORATION CAP. ALL INDEMNIFICATION OBLIGATIONS OF SELLER UNDER SECTION 9.2(B) OTHER THAN INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS THAT ARE OTHERWISE INDEMNIFIABLE HEREUNDER, AND ALL DELAY LIQUIDATED DAMAGES PAYABLE UNDER SECTION 2.5, SHALL BE SUBJECT TO, AND COUNTED TOWARD, THE SELLER LIABILITY CAP.

(b)CONSEQUENTIAL DAMAGES. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 9.1(B) AND SECTION 9.1(C), EACH PARTY WAIVES ALL CLAIMS AGAINST THE OTHER PARTY (AND AGAINST THE AFFILIATES OF EACH, AND THEIR

RESPECTIVE MEMBERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES) FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES  OR PRODUCT; LOSS BY REASON OF SHUTDOWN OR NON-OPERATION; LOSS OF GOODWILL; INCREASED EXPENSE OF OPERATION, BORROWING OR FINANCING; LOSS OF USE OR PRODUCTIVITY; LOSS OF DATA; INCREASED COST OF CAPITAL AND, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES OUT OF BREACH OF CONTRACT, GUARANTY OR WARRANTY, TORT, PRODUCT LIABILITY, INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY AND EACH OF SUCH PERSONS FROM ANY SUCH LIABILITY; PROVIDED THAT THE FOREGOING WAIVER IN THIS SECTION 9.1(B) SHALL NOT APPLY (I) TO AMOUNTS DESIGNATED AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT; OR (II) TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO THIRD-PARTY CLAIMS THAT ARE OTHERWISE INDEMNIFIABLE UNDER THIS AGREEMENT.

(c)RELEASES VALID IN ALL EVENTS.  THE PARTIES INTEND THAT THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY, LIMITATIONS AND APPORTIONMENTS OF LIABILITY, AND INDEMNITY AND HOLD HARMLESS PROVISIONS EXPRESSED THROUGHOUT THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF NEGLIGENCE (IN WHOLE OR IN PART), STRICT LIABILITY, TORT LIABILITY, FAULT OR BREACH OF CONTRACT (INCLUDING OTHER LEGAL BASES OF RESPONSIBILITY SUCH AS FUNDAMENTAL BREACH) OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED OR LIMITED BY ANY SUCH PROVISION, AND SHALL EXTEND TO SUCH PARTY’S AFFILIATES AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO WAIVER, DISCLAIMER, RELEASE, LIMITATION OF LIABILITY OR INDEMNITY SHALL APPLY OR BE EFFECTIVE IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD BY THE PARTY ATTEMPTING TO ENFORCE SUCH PROVISION.

(d)Survival.  The provisions of this Section 9.1 shall survive the termination or expiration of this Agreement.

9.2General Indemnity.

(a)BUYER’S INDEMNITY. BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS INCURRED OR SUFFERED BY ANY MEMBER OF THE SELLER GROUP ARISING OUT OF OR RELATING TO: (I) ANY VIOLATION OF ANY APPLICABLE LAW TO BE COMPLIED WITH HEREUNDER BY ANY MEMBER OF THE BUYER GROUP; (II) ANY THIRD-PARTY CLAIMS ARISING OUT OF OR RELATING TO THE EQUIPMENT OR ITS USE, TRANSPORTATION, STORAGE, MAINTENANCE, MODIFICATION OR DISPOSAL FOLLOWING THE DEPOSIT OF THE ENDORSED BOL INTO ESCROW PURSUANT TO SECTION 5.3, OTHER THAN CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER

GROUP; (III) ANY FAILURE OF ANY MEMBER OF THE BUYER GROUP TO PAY BUYER TAXES OR ANY INTEREST, PENALTIES, FINES OR ADDITIONS FOR WHICH BUYER IS RESPONSIBLE PURSUANT TO THIS AGREEMENT; OR (IV) ANY CLAIMS ARISING OUT OF OR RELATING TO BUYER’S OR ANY OF ITS AFFILIATES’ RELATIONSHIP, DEALINGS, ARRANGEMENTS OR AGREEMENTS WITH SIEMENS, INCLUDING ANY CLAIMS UNDER ANY LONG-TERM SERVICE AGREEMENT, ANY ENHANCEMENT WORK, AND ANY PERFORMANCE GUARANTEES, WARRANTIES OR OTHER OBLIGATIONS OF SIEMENS TO BUYER OR ANY OF ITS AFFILIATES; PROVIDED THAT THE FOREGOING SHALL NOT APPLY AND BUYER SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY CLAIMS WITH REGARDS TO PAYMENTS TO BE MADE TO SIEMENS IN CONNECTION WITH THE PERFORMANCE OF SELLER’S OBLIGATIONS HEREUNDER OR AS NECESSARY TO OBTAIN THE SIEMENS PAYMENT RELEASE, OR WITH RESPECT TO ANY RESTORATION WORK OR THE RESTORATION COSTS.

(b)SELLER’S INDEMNITY. SUBJECT TO THE SELLER LIABILITY CAP SET FORTH IN SECTION 9.1(A), SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY AND ALL CLAIMS INCURRED OR SUFFERED BY ANY MEMBER OF THE BUYER GROUP ARISING OUT OF OR RELATING TO (I) ANY VIOLATION OF ANY APPLICABLE LAW TO BE COMPLIED WITH HEREUNDER BY ANY MEMBER OF THE SELLER GROUP; (II) ANY THIRD-PARTY CLAIMS ARISING OUT OF OR RELATING TO THE EQUIPMENT OR ITS USE, TRANSPORTATION, STORAGE, MAINTENANCE, MODIFICATION, DISASSEMBLY OR DISPOSAL PRIOR TO THE DEPOSIT OF THE ENDORSED BOL INTO ESCROW PURSUANT TO SECTION 5.1(B); (III) A FAILURE BY SELLER TO TRANSFER GOOD AND MARKETABLE TITLE TO THE EQUIPMENT, AS APPLICABLE, TO BUYER FREE AND CLEAR OF ALL ENCUMBRANCES; (IV) ANY PHYSICAL DAMAGE TO THE PROPERTY OF ANY THIRD PARTY (INCLUDING OF ANY MEMBER OF THE SELLER GROUP), PHYSICAL DAMAGE TO THE SITE, OR INJURY TO OR DEATH OF ANY PERSONS (INCLUDING EMPLOYEES OF THE BUYER GROUP OR SELLER GROUP), IN EACH CASE ARISING OUT OF OR RELATING TO THE ACTS OR OMISSIONS OF ANY MEMBER OF THE SELLER GROUP; (V) ANY FAILURE OF ANY MEMBER OF THE SELLER GROUP TO PAY SELLER TAXES OR ANY INTEREST, PENALTIES, FINES OR ADDITIONS FOR WHICH SELLER IS RESPONSIBLE PURSUANT TO THIS AGREEMENT; OR (VI) CLAIMS BY SIEMENS ARISING FROM OR RELATING TO SELLER’S RELATIONSHIP, DEALINGS, ARRANGEMENTS OR AGREEMENTS WITH SIEMENS, INCLUDING THE SIEMENS SUPPLY AGREEMENTS.

(C)BUYER (I) ACKNOWLEDGES THAT THE PROVISIONS OF SECTION 20 OF EACH OF THE SIEMENS SUPPLY AGREEMENTS REQUIRE THAT SELLER OBTAIN “TO THE BENEFIT OF SIEMENS WRITTEN ASSURANCES” FROM BUYER, IN CONNECTION WITH THE SALE AND PURCHASE OF THE EQUIPMENT HEREUNDER, “OF LIMITATION OF AND PROTECTION AGAINST LIABILITY FOLLOWING THE SALE AND PURCHASE OF THE EQUIPMENT AT LEAST EQUIVALENT TO THOSE PROVISIONS AS OUTLINED IN” THE APPLICABLE SIEMENS SUPPLY AGREEMENT, AND (II) DOES HEREBY PROVIDE SUCH WRITTEN ASSURANCES TO SELLER FOR THE BENEFIT OF SIEMENS. WITHOUT LIMITING THE FOREGOING ASSURANCES TO

THE BENEFIT OF SIEMENS, BUYER SHALL ADDITIONALLY, SOLELY TO THE EXTENT OF A CLAIM THAT: (X) OCCURS SUBSEQUENT TO BUYER HAVING TAKEN TITLE TO THE EQUIPMENT AND (Y) IS CAUSED BY THE ACTIONS OF THE BUYER GROUP, RELEASE SELLER GROUP AND SIEMENS FROM AND AGAINST ANY AND ALL CLAIMS, INCLUDING INJURY TO OR DEATH OF PERSON(S) (INCLUDING ANY MEMBER OF BUYER GROUP) OR DAMAGE TO PROPERTY (INCLUDING PROPERTY OF BUYER GROUP), ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EQUIPMENT OR ITS USE BY BUYER . SUCH RELEASED CLAIMS INCLUDE ANY AND ALL KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE CLAIMS RELATED TO THE EQUIPMENT.

ARTICLE X

DEFAULT AND TERMINATION

10.1Events of Default. It shall be an “Event of Default” if:

(a)Either Party becomes insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the benefit of such Party’s creditors, or a Party makes a filing for protection from creditors under any bankruptcy or insolvency laws, or such filing is made against a Party;

(b)Either Party makes an unauthorized assignment of this Agreement;

(c)Buyer fails to make any payment when due under this Agreement (including any required deposit into escrow) or Buyer fails to authorize, instruct or otherwise cause the Escrow Agent to release funds in accordance with this Agreement;

(d)Either Party fails to perform any of its material obligations hereunder in any material respect; or

(e)A failure of the provisions of Section 8.5 to be true and accurate.

10.2Remedies for Default

(a)Notice and Cure. Either Party may, upon the occurrence of an Event of Default by the other Party, deliver to such other Party a written notice specifying in reasonable detail the applicable Event of Default alleged to have occurred, including the specific contractual provision alleged to have been breached and the facts and circumstances giving rise to such alleged breach.  Upon receipt of such notice, the defaulting Party shall have forty-five (45) Days, in the case of a default under Section 10.1(d) or Section 10.1(e), to cure such Event of Default.  In the case of a default under Section 10.1(a), the non-defaulting Party may terminate this Agreement immediately upon written notice to the defaulting Party.  In the case of a default under Section 10.1(c), Buyer shall have five (5) Business Days after such payment was originally due to cure such Event of Default; provided that if such default occurs due to Buyer’s failure to make Payment #4 when due under this Agreement (including any required deposit into escrow), Buyer shall have fifteen (15) days after Payment #4 was originally due to cure such Event of Default.  In the event that the defaulting Party is unable to cure such Event of Default within the applicable cure period prescribed in this Section 10.2, the non-defaulting Party may, at its sole option, exercise any remedy available to it under this Agreement upon written notice to the defaulting Party; provided, however, that whenever an Event of Default (except for failure to make any payment when due) is not capable of being cured within the time periods prescribed in this Section 10.2, the non-defaulting Party may not terminate this Agreement so long as the defaulting Party (i) has commenced a cure within ten (10) Days of receipt of a notice of an Event of Default, and (ii) continues to diligently pursue such cure. Notwithstanding anything to the contrary in the foregoing, in the case of an Event of Default by Buyer, if Buyer has provided Seller with prior written notice of a collateral assignment of this Agreement to any Lender, together with such Lender’s name and address for notices, then (A) other than in the case of an Event of Default pursuant to Section 10.1(c), Seller shall notify such Lenders, at the same time and in the same manner as Seller furnishes such notice to Buyer, and allow such Lenders an additional thirty (30) days from the date of delivery of such notice to cure such Event of Default; and (B) in the case of Buyer’s failure to cure an Event of Default pursuant to Section 10.1(c), Seller shall notify such Lenders of Buyer’s failure to cure such Event of Default and allow such Lenders an additional five (5) Business Days from the date of delivery of such notice to cure such Event of Default.

(b)Remedies for Buyer Default. In the case of an Event of Default by Buyer which has not been cured by Buyer or the Lenders within the periods allowed under Section 10.2(a), Seller may, at its sole option, terminate this Agreement. Upon such termination, Seller shall be entitled to:

(i)retain all amounts of the Contract Price theretofore paid to Seller, including all amounts previously released to Seller from escrow in accordance with Section 3.4;

(ii)instruct the Escrow Agent to release to Seller all amounts then held in escrow as of the date of termination;

(iii)if such Event of Default occurs prior to release of the Endorsed BOL to Buyer in accordance with Section 3.4(c), instruct the Escrow Agent to release the Endorsed BOL from escrow to Seller; and

(iv) retain any amounts paid by Seller toward the Removal and Transportation Work or otherwise incurred in connection with the transactions contemplated by this Agreement.

The amounts retained, released to Seller, and recovered pursuant to this Section 10.2(b) constitute liquidated damages, and not a penalty, which the Parties agree represents a reasonable estimate of Seller’s damages resulting from such Event of Default.  The remedies set forth in this Section 10.2(b) constitute Seller’s sole and exclusive remedies for an Event of Default by Buyer.

In the event that Seller terminates this Agreement in accordance with this Section 10.2(b), Seller shall have the right to resell the Equipment to one or more third parties without further notice to Buyer. Buyer shall have no Claim against Seller for such resale of the Equipment to any third party.

(c)Remedies for Seller Default. In the case of an Event of Default by Seller, Buyer shall elect, by written notice to Seller delivered within thirty (30) Days after such Event of Default, one of the following remedies, which shall be mutually exclusive:

(i)Termination and Refund. In the case of an Event of Default by Seller arising out of (A) a failure of Seller to transfer title to the Equipment, as applicable, to Buyer free and clear of all Encumbrances, or (B) a failure of Seller to Deliver both Gas Turbines on or before the date on which the Seller Delay LD Cap is reached, Buyer may terminate this Agreement and instruct the Escrow Agent to release to Buyer all amounts then held in escrow and Buyer shall have the right to seek any other monetary damages, subject to Section 9.1, available to it pursuant to law, equity or under this Agreement; or

(ii)Specific Performance.  If Buyer does not elect to pursue its remedies under Section 10.2(c)(i), Buyer may seek specific performance of Seller’s obligations under this Agreement. Seller recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement shall cause Buyer to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach Buyer shall, without the posting of bond or other security (any requirement which Seller hereby waives), (A) be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (B) entitled to an injunction or injunctions to prevent breaches of this Agreement, and (C) in the event that any action is brought in equity to enforce the provisions of this Agreement, Seller shall not allege, and Seller hereby waives the defense or counterclaim, that there is an adequate remedy at law. Upon such Seller Event of Default, subject to Buyer making the payments of the Contract Price in accordance with Section 3.3, less the amount of any costs incurred by Buyer to perform any of Seller’s obligations hereunder that had not been satisfied as of the date of such Event of Default, Seller shall (X) promptly deliver the Endorsed BOL to Buyer in accordance with Buyer’s instructions, or if the Endorsed BOL has been deposited into escrow by Seller, Buyer shall be entitled to instruct the Escrow Agent to release the Endorsed BOL from escrow to Buyer, (Y) cooperate with Buyer taking all actions necessary to allow Buyer to take possession and control of such Equipment, and (Z) upon Buyer’s request, cooperate with Buyer to effect the transfer from Seller to Buyer of any agreement between Seller and any third-party that is performing any of Seller’s obligations hereunder.

Buyer may not simultaneously pursue both a termination of this Agreement and a refund under Section 10.2(c)(i) and specific performance under Section 10.2(c)(ii). Subject to Section 9.1, the remedies set forth in this Section 10.2(c) shall constitute Buyer’s sole and exclusive remedies for an Event of Default by Seller.

ARTICLE XI

DISPUTE RESOLUTION

11.1Negotiation of Disputes.  In the event of any claim, dispute or controversy arising out of or in connection with this Agreement or the interpretation thereof (a “Dispute”) which the Parties have been unable to settle or agree upon within a period of ten (10) Days after such Dispute arises (or five (5) Business Days in the case of a Disputed Amount), each Party shall nominate a senior management official to meet in a mutually agreeable location or via mutually agreeable communication method no later than twenty (20) Days after such Dispute arises (or ten (10) Business Days in the case of a Disputed Amount), to attempt to resolve such Dispute.  Should the Parties be unable to agree upon or settle such Dispute within ten (10) Days of their respective senior management officials’ first meeting to resolve same, then either Party may, by written notice to the other Party, submit the Dispute to arbitration as provided in this Article XI.

11.2Arbitration. Any Dispute not settled in accordance with the provisions of Section 11.1 hereof shall be submitted to binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on any award rendered in connection therewith may be entered in any court having jurisdiction thereof.

11.3Arbitration Procedure.

(a)The Parties shall agree on the appointment of a single arbitrator.  In the event that the Parties are unable to agree on the appointment of an arbitrator within thirty (30) Days of the date of the initial notice of arbitration as provided in Section 11.1 hereof, the arbitrator shall be appointed as provided in the American Arbitration Association Commercial Arbitration Rules.

(b)The seat of the arbitration shall be New York, New York and the arbitration shall be conducted in the English language.

(c)The decision of the arbitrator shall be based on the substantive laws of the State of New York, without regard to its conflict of laws principles. The costs of the arbitrator shall be borne equally by the Parties and otherwise each Party shall be responsible for its own costs and expenses relating to such arbitration.

(d)Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the Dispute is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal or pending the arbitrator’s determination of the merits of the Dispute at issue.

ARTICLE XII

NOTICES

12.1Method of Providing Notice.  All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Person making the same, will specify the Section under this Agreement pursuant to which it is given or being made, if applicable, and will be delivered personally or sent by registered or certified mail (return receipt requested) or by nationally recognized overnight courier (with evidence of delivery and postage and other fees prepaid) or by electronic mail as follows:

info@ewc-energy.com
To Seller:	Energy World Corporation Ltd. 16F, Emperor Hollywood Center 151 Hollywood Road Sheung Wan, Hong Kong Attention: Edward McCartin Tel: +852 2528 0082 Email: [***]

To Buyer:	HALLADOR ENERGY COMPANY 1183 E. Canvasback Dr. Terre Haute, IN 47802 Attn: Mr. Brent K. Bilsland, President & CEO email: [***]
with a copy to:	Attn: Chief Legal Officer Email: [***]

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section 12.1.  Any such notice, communication or delivery will be deemed given or made (a) if personally delivered, when so delivered in person, (b) if given by nationally recognized overnight courier, registered or certified mail, upon the date of delivery with receipt confirmed by such carrier or (c) if delivered by electronic mail, when transmitted (if delivered prior to 5:00 p.m. (New York, New York time) on a Business Day or, if thereafter, then as of the next Business Day) and if delivered without receipt of any “bounceback” or similar notice indicating failure of delivery.

ARTICLE XIII

MISCELLANEOUS

13.1Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws principles.

13.2Assignment.

(a)Buyer may not assign, transfer, or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided that Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer without Seller’s consent, but upon not less than fifteen (15) Days’ prior written notice to Seller, if such Affiliate executes and delivers to Seller a written assumption agreement reasonably satisfactory to Seller pursuant to which such Affiliate assumes all of Buyer’s obligations under this Agreement and provides evidence reasonably satisfactory to Seller that such Affiliate has financing or funding available to satisfy Buyer’s obligations hereunder; provided, further, that Buyer may collaterally assign this Agreement, and cause the Escrow Agreement to be collaterally assigned to, its Lenders that provide financing for the performance of Buyer’s obligations hereunder as security for Buyer’s obligations under the applicable financing documentation on terms customarily utilized in connection with financings of equipment purchases; provided, further, that any such collateral assignment (i) shall be effected only contemporaneously with the deposit of Payment #4 into escrow in accordance with Section 3.3(d), and (ii) the security interest granted to the Lenders thereunder with respect to this Agreement and the Escrow Agreement (A) shall apply only with respect to and will be limited to Buyer’s (or its Affiliate’s) rights under this Agreement and the Escrow Agreement and to those escrow funds that have been or are to be released to Buyer under this Agreement or the Escrow Agreement, and (B) shall not apply to or affect Seller’s rights under this Agreement or the Escrow Agreement, or the Escrow Agent’s obligations under the Escrow Agreement.

(b)Seller may not assign, transfer or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided that Seller may assign this Agreement, without the consent of Buyer (upon not less than fifteen (15) Days’ prior written notice to Buyer),  to any Person that is the successor of Seller under a reorganization, merger or consolidation or that acquires all or substantially all of the assets of Seller.

(c)Any attempted assignment, delegation, or transfer in violation of this Section 13.2 shall be void and of no force or effect.  This Agreement shall be binding upon and inure to the benefit of Seller and Buyer, and their respective successors and permitted assigns.

13.3Independent Parties.  Nothing in this Agreement shall be construed to place the Parties in the relationship of legal representatives, partners or participants in a joint venture or in any trust or other fiduciary relationship, and each Party stipulates that no such relationships exist.  Neither Party shall have the power to obligate or bind the other Party in any manner whatsoever.  Except as required by applicable Law, neither Party shall make any public disclosure as to the terms of this Agreement.

13.4Confidentiality.

(a)Each Party (a “Receiving Party”) shall maintain in strict confidence all non-public, proprietary or confidential information disclosed by or on behalf of the other Party (the “Disclosing Party”) in connection with this Agreement, including the terms and conditions of this Agreement, the Contract Price, all technical data, specifications, drawings, designs, know-how, trade secrets, business plans, financial information and the Equipment Documentation (collectively, “Confidential Information”), and shall not disclose any Confidential Information to any Person other than to its Affiliates and its and their respective directors, officers, employees, agents, advisors, Lenders, and prospective lenders engaged in bona fide financing discussions with Buyer, who have a need to know such Confidential Information for purposes of this Agreement and who are bound by obligations of confidentiality no less restrictive than those set forth herein.

(b)The foregoing obligations shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a breach of this provision by the Receiving Party, (ii) was already known to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party, (iii) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, or (iv) is received by the Receiving Party from a third party that is not, to the Receiving Party’s knowledge, bound by any obligation of confidentiality with respect thereto.

(c)Notwithstanding the foregoing, a Receiving Party may disclose Confidential Information to the extent required by applicable Law, regulation, or order of any Governmental Authority or any securities exchange on which the securities of such Party or its Affiliates are listed, provided that the Receiving Party shall, to the extent legally permitted, provide the

Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek an appropriate protective order or other remedy.

(d)The obligations of confidentiality set forth in this Section shall survive the termination or expiration of this Agreement for a period of five (5) years.

(e)Notwithstanding anything to the contrary in this Section 13.4, from and after the transfer of title to the Gas Turbines or the Steam Turbine, as applicable, any technical data or similar information with respect to such Equipment that is provided by Seller to Buyer shall become Buyer’s Confidential Information and Buyer may use, copy, retain, disclose and provide to its representatives, contractors, subcontractors, suppliers, OEMs, Siemens, carriers, logistics providers, insurers, Lenders, potential lenders, investors, Governmental Authorities, project counterparties, successors, permitted assigns and prospective purchasers all information and documentation relating to such Equipment, including the Equipment Documentation, as Buyer so determines in its sole discretion. From and after Gas Turbine Completion or Steam Turbine Completion, as applicable, Seller shall maintain in confidence and shall not use or disclose any non-public information relating primarily to the Equipment or Buyer’s ownership, use, financing, operation, maintenance, repair, modification, sale, transfer or disposition of the Equipment, except as required by applicable Law, to perform or enforce this Agreement, for ordinary-course tax, audit, legal or regulatory purposes, or with Buyer’s prior written consent.

13.5Business Days. In the event that a time period or obligation to be performed under this Agreement falls due on any Day which is not a Business Day, that time period or obligation shall be deemed to end or be due on the first Business Day thereafter.

13.6Third Party Rights.  Except for Siemens with respect to Article IX, no third party has any rights under this Agreement or may enforce any provision in this Agreement.

13.7Severability.  In the event that one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable, such holding shall not affect the remaining provisions of this Agreement.

13.8Amendment. No modification, amendment or other change to this Agreement shall be binding on either Party unless agreed to in writing by both Parties.

13.9No Waiver.  A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

13.10Survival.  All representations, warranties, covenants, and indemnification obligations under this Agreement shall survive Gas Turbine Completion and Steam Turbine Completion, as applicable, for a period of eighteen (18) months, except that the representations and warranties of Seller in Section 8.5 shall survive until the expiration of the applicable statute of limitations under the laws of New York. Any Claim must be asserted in writing prior to the expiration of such survival period. All surviving obligations remain subject to the limitations set forth in Section 9.1.

13.11Counterparts; Method of Exchange.  The exchange of counterpart signature pages between the Parties constitutes execution and delivery of this Agreement. Executed signature pages sent by facsimile, email scan, or otherwise by photocopy are valid means of delivery.

13.12Further Assurances. Following the Effective Date, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

13.13Entire Agreement. This Agreement, including Exhibit A, Exhibit B, Attachment 1, Attachment 2, Attachment 3, Attachment 4, Attachment 5 and Attachment 6 represents the entire and complete understanding of the Parties with respect to the subject matter contained herein and supersedes all other agreements, correspondence or purchase orders, whether written or verbal, with respect to the subject matter contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

Energy World Corporation Ltd.

By: /s/EDWARD MCCARTIN

Edward McCartin, Chief Executive Officer

By: /S/BRIAN ALLEN

Brian Allen, Director

[Signature Page to Asset Purchase Agreement]

BUYER:

HALLADOR ENERGY COMPANY

By: /s/BRENT K. BILSLAND

Name: Brent K. Bilsland

Title: President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Siemens Budgetary Package

[***]

Exhibit B-1

EXHIBIT B

Form of Bill of Sale

BILL OF SALE

[***]

Exhibit B-2

ATTACHMENT 1

DESCRIPTION OF THE EQUIPMENT (Gas Turbines)

[***]

Attach. 1-1

ATTACHMENT 2

DESCRIPTION OF THE EQUIPMENT (Steam Turbines)

[***]

Attach. 2-1

ATTACHMENT 3

LIST OF EQUIPMENT DOCUMENTATION

[***]

Attach. 3-1

ATTACHMENT 4

SIEMENS OPERATING SPECIFICATIONS

[***]

Attach. 4-1

ATTACHMENT 5

CONTRACT PRICE ALLOCATION SCHEDULE

[***]

Attach. 5-1

ATTACHMENT 6

THIRD PARTY PAYMENT OBLIGATIONS

[***]